UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES AND EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)  October 16, 2007

VUBOTICS, INC.

(Exact Name of Registrant as Specified in Charter)

Georgia	000-28883	58-2212465
(State or Other Jurisdiction of	(Commission	(IRS Employer
Incorporation or Organization)	File Number)	Identification No.)

235 Peachtree Street, NE, Suite 1725, Atlanta, Georgia 30303

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code:  (404) 474-2576

Former Name or Former Address, if Changed Since Last Report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

As previously reported, the Company entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) with certain purchasers (“Purchasers”) and a collateral agent pursuant to which the Company anticipates that it will raise up to an aggregate of $2,000,000 in proceeds from the sale of (i) senior, secured convertible notes (the “Notes”) and (ii) warrants to purchase shares of the Company’s common stock (the “Warrants”).  The Company has engaged Great American Investors, Inc., Green Corporate Finance Limited, MidSouth Capital, Inc. and Philip E. Lundquist, the chief executive officer and a director of the Company, as placement agents in connection with the financing.  Subject to the terms and conditions of the Securities Purchase Agreement, the Notes and Warrants are being offered to Purchasers in a series of tranches on different dates with the final closing to occur on or prior to October 30, 2007.

On October 10, 2007, the Company received and accepted a subscription amount of $50,000 from Douglas M. Ross and delivered a Note in the principal amount of $60,000 and 500,000 Warrants in connection therewith.

ITEM 2.03	CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT

In connection with the sale and issuance of the Note and Warrant in Item 1.01 above, the Company received $50,000 of gross proceeds.  On October 10, 2007, the Company became obligated to Douglas M. Ross for the Note in the principal amount of $60,000.  The Note is a debt obligation arising other than in the ordinary course of business which constitutes a direct financial obligation of the Company.

ITEM 3.02	UNREGISTERED SALES OF EQUITY SECURITIES

The Note and Warrant referenced in Item 1.01 above were offered and sold to Douglas M. Ross in a private placement transaction in reliance upon exemptions from registration pursuant to Rule 506 of Regulation D of the Securities Act of 1933.  Mr. Ross is an accredited investor as defined in Rule 501 of Regulation D of the Securities Act of 1933.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VUBOTICS, INC.

By:	/s/ Philip E. Lundquist

	Name:	Philip E. Lundquist

	Title:	Chief Executive Officer

	Date:	October 16, 2007